Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
04/22/08	Investors:	Mary Kay Shaw, 630-623-7559
	Media:	Heidi Barker, 630-623-3791

GLOBAL COMPARABLE SALES DROVE McDONALD’S FIRST QUARTER EARNINGS TO $0.81 PER SHARE

OAK BROOK, IL — McDonald’s Corporation today announced strong operating results for the first quarter, fueled by global comparable sales.

“We delivered strong first quarter results, driven by comparable sales and guest count increases across all geographic segments and outstanding international operating performance,” said Chief Executive Officer Jim Skinner. “During the quarter, we welcomed more guests into our restaurants around the world – serving 2.5 million more customers per day compared with the same period in the prior year – and grew operating income by 24%. These results are a clear indication that our Plan to Win continues to work.”

McDonald’s reported the following first quarter highlights:

•	Global comparable sales increased 7.4%

•	Growth in consolidated Company-operated and franchised restaurant margins for the ninth consecutive quarter

•	Consolidated operating income increased 24% (16% in constant currencies)

•	Earnings per share were $0.81, up 31% versus $0.62 in 2007, and included $0.05 per share of currency benefit

•	The Company repurchased $2 billion of stock and paid a quarterly dividend of $0.375 per share, totaling approximately $430 million

McDonald’s first quarter performance reflects the power of the Company’s global restaurant operations. For the quarter, Europe and Asia/Pacific, Middle East and Africa both delivered double-digit revenue and operating income growth. Europe’s revenues rose 23% (11% in constant currencies) during the quarter to nearly $2.4 billion, fueled by an 11.1% comparable sales increase – the highest in the segment’s history. Europe’s results reflect broad-based strength throughout the segment, led by France, the U.K. and Germany. For the month of April, Europe’s comparable sales are expected to be in the range of 5.5% to 6.5%, reflecting the impact of the change in timing of the Easter holiday from April in 2007 to March in 2008.

In Asia/Pacific, Middle East and Africa, comparable sales rose 9.4%, boosting the segment’s quarterly revenues by 24% (16% in constant currencies) to over $1 billion. Strong performance in Australia, China and most other markets contributed to these results. Comparable sales for Asia/Pacific, Middle East and Africa remain strong and are expected to increase 6.5% to 7.5% for the month of April.

McDonald’s U.S. delivered solid quarterly results with comparable sales up 2.9% and operating income increasing 5%. The strategies of everyday affordability, menu variety and convenience enabled the U.S. to build market share during the quarter. While comparable sales for March were slightly negative, April comparable sales are expected to improve to 2% to 2.5%. In the current environment, McDonald’s remains focused on what’s most important – the customer. The Company will continue to provide a relevant restaurant experience that resonates with customers and leverages the strength of our 3-tiered menu.

Skinner said, “McDonald’s ongoing financial performance is a testament to the strength of our business model and the effectiveness of the Plan to Win. We run our business for the long-term with sound strategies to deliver sustained profitable growth for our system and our shareholders. During the first quarter, we continued to strengthen shareholder returns by returning nearly $2.5 billion through dividends and share repurchases combined.

“Last week, the McDonald’s System gathered together for our biennial Worldwide Owner/Operator Convention. The energy and alignment that I experienced during our meeting reinforced my optimism in McDonald’s. I am confident that our proven Plan to Win business drivers will continue to deliver shareholder value into the future.”

KEY HIGHLIGHTS – CONSOLIDATED

Dollars in millions, except per share data

Quarters ended March 31,	2008	2007	% Inc	% Inc Excluding Currency Translation

Revenues*	$5,614.8	$5,292.7	6	—
Operating income	1,462.8	1,181.3	24	16
Income from continuing operations	946.1	766.5	23	15
Income (loss) from discontinued operations		(4.1)	n/m	n/m
Net income	946.1	762.4	24	16
Earnings per share from continuing operations-diluted	0.81	0.63	29	21
Earnings per share-diluted	0.81	0.62	31	23

n/m Not meaningful

*	In August 2007, the Company completed the sale of its businesses in Brazil, Argentina, Mexico, Puerto Rico, Venezuela and 13 other countries in Latin America and the Caribbean to a developmental licensee organization. Upon completion of the sale, the Company receives royalties based on a percentage of sales in these markets. As a result, the revenues generated from these markets were less than in the prior year.

THE FOLLOWING DEFINITIONS APPLY TO THESE TERMS AS USED THROUGHOUT THIS RELEASE

Comparable sales represent sales at all restaurants, including those operated by the Company, franchisees and affiliates, in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation. Some of the reasons restaurants may be temporarily closed include road construction, reimaging or remodeling, and natural disasters. Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

Information in constant currency is calculated by translating current year results at prior year average exchange rates.

The number of weekdays, weekend days and timing of holidays can impact our reported comparable sales. In first quarter 2008, the Company benefited from this calendar shift/trading day adjustment, which consisted of one additional trading day (a Friday) compared with first quarter 2007, due to 2008 being a leap year.

RELATED COMMUNICATIONS

McDonald’s Corporation will broadcast its investor conference call live over the Internet at 10:30 a.m. Central Time on April 22, 2008. A link to the live webcast will be available at www.investor.mcdonalds.com. There will also be an archived webcast and podcast available for a limited time.

See Exhibit 99.2 in the Company’s Form 8-K filing for supplemental information related to the Company’s results for the quarter ended March 31, 2008.

The Company plans to release April 2008 sales information on May 8, 2008.

FORWARD-LOOKING STATEMENTS

This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

McDONALD’S CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per share data				Inc /(Dec)

Quarters ended March 31,	2008	2007	$	%
Revenues
Sales by Company-operated restaurants	$3,998.8	$3,913.8	85.0	2
Revenues from franchised and affiliated restaurants	1,616.0	1,378.9	237.1	17

TOTAL REVENUES	5,614.8	5,292.7	322.1	6

Operating costs and expenses
Company-operated restaurant expenses	3,339.6	3,293.3	46.3	1
Franchised restaurants–occupancy expenses	299.8	275.7	24.1	9
Selling, general & administrative expenses	552.4	545.2	7.2	1
Impairment and other charges, net	0.5	2.6	(2.1)	(81)
Other operating (income) expense, net	(40.3)	(5.4)	(34.9)	n/m
Total operating costs and expenses	4,152.0	4,111.4	40.6	1

OPERATING INCOME	1,462.8	1,181.3	281.5	24

Interest expense	128.5	97.2	31.3	32
Nonoperating (income) expense, net	(28.9)	(16.7)	(12.2)	(73)

Income from continuing operations before provision for income taxes	1,363.2	1,100.8	262.4	24
Provision for income taxes	417.1	334.3	82.8	25

Income from continuing operations	946.1	766.5	179.6	23

Income (loss) from discontinued operations (net of tax benefit of $2.7)		(4.1)	4.1	n/m

NET INCOME	$946.1	$762.4	183.7	24

Earnings per share-diluted
Continuing operations	$0.81	$0.63	0.18	29
Discontinued operations		—	n/m	n/m

EARNINGS PER SHARE-DILUTED	$0.81	$0.62	0.19	31

Weighted average shares outstanding-diluted	1,165.3	1,222.3	(57.0)	(5)

n/m Not meaningful

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